ACM Municipal Securities Income Fund, Inc.
811-07510
Exhibit 77C

77C  Matters submitted to a vote of security holders


The Annual Meeting of Stockholders of ACM Municipal Securities Income Fund, Inc. ("the Fund") was held on March 29, 2006. A description of each proposal and number of shares voted at the meeting are as follows:


					Shares 				Shares
					Voted For			Withheld

To elect three Directors of the
Fund's common stockholders for a
term of two or three years and
until his or her successor is
duly elected and qualifies.

Class Two (term expires 2008)

D. James Guzy				10,080,890			252,184


Class Three (terms expire 2009)

Marc O. Mayer				10,065,813			267,262

Marshall C. Turner, Jr.			10,083,406			249,668


					Shares 		Shares		Shares
					Voted For	Voted Against	Withheld

To elect five Directors of the
Fund's preferred stockholders for a
term of one or two years and
until his or her successor is
duly elected and qualifies.

Class One (terms expire 2007)

John H. Dobkin				3,175		184	     	241

Michael J. Downey			3,175		184	     	241


Class Two (term expires 2008)

D. James Guzy				3,175		184	     	241


Class Three (terms expire 2008)

Marc O. Mayer				3,175		184	     	241

Marshall C. Turner, Jr.			3,175		184	     	241